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                                                                EXHIBIT 12(A)(4)

                              THE CHINA FUND, INC.
                       PROXY VOTING POLICY AND PROCEDURES

The Board of Directors of The China Fund, Inc. (the "Fund") hereby adopts the following policy and procedures with respect to voting proxies relating to Fund securities managed by Martin Currie Inc. and Asian Direct Capital Management (the "Listed Investment Manager" and the "Direct Investment Manager", respectively and the "Investment Managers", collectively).

I.   POLICY

It is the policy of the Board of Directors of the Fund (the "Board") to delegate the responsibility for voting proxies relating to securities held by the Fund to the Investment Managers as a part of the Managers' general management of the Fund's assets, subject to the Board's continuing oversight. The Board of Directors of the Fund hereby delegates such responsibility to the Investment Managers, and directs each Investment Manager to vote proxies relating to Fund portfolio securities managed by the Investment Manager consistent with the duties and procedures set forth below. The Investment Managers may retain one or more vendors to review, monitor and recommend how to vote proxies in a manner consistent with the duties and procedures set forth below, to ensure such proxies are voted on a timely basis and to provide reporting and/or record retention services in connection with proxy voting for the Fund.

II.  FIDUCIARY DUTY

The right to vote a proxy with respect to securities held by the Fund is an asset of the Fund. Each Investment Manager, to which authority to vote on behalf of the Fund is delegated, acts as a fiduciary of the Fund and must vote proxies in a manner consistent with the best interest of the Fund and its shareholders. In discharging this fiduciary duty, each Investment Manager must maintain and adhere to its policies and procedures for addressing conflicts of interest and must vote in a manner substantially consistent with its policies, procedures and guidelines, as presented to the Board.

III. PROCEDURES

The following are the procedures adopted by the Board for the administration of this policy:

     A. Review of Investment Managers' Proxy Voting Procedures. The Investment Managers shall present to the Board their policies, procedures and other guidelines for voting proxies at least annually, and must notify the Board promptly of material changes to any of these documents, including changes to policies addressing conflicts of interest.

     B. Voting Record Reporting. Each Investment Manager shall provide the voting record information necessary for the completion and filing of Form-NPX to the Fund at least annually. Such voting record information shall be in a form acceptable to the Fund and shall be provided at such time(s) as are required for the timely filing of Form-NPX and at such additional time(s) as the Fund and the Investment Manager may agree from

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     time to time. With respect to those proxies that an Investment Manager has identified as involving a conflict of interest, the Investment Manager shall submit a separate report indicating the nature of the conflict of interest and how that conflict was resolved with respect to the voting of the proxy.

     C. Record Retention. The each Investment Manager shall maintain such records with respect to the voting of proxies as may be required by the Investment Advisers Act of 1940 and the rules promulgated thereunder or by the Investment Company Act of 1940 and the rules promulgated thereunder.

     D. Conflicts of Interest. Any actual or potential conflicts of interest between or an Investment Manager and the Fund's shareholders arising from the proxy voting process will be addressed by the relevant Investment Manager and the Investment Manager's application of its proxy voting procedures pursuant to the delegation of proxy voting responsibilities to the Investment Manager. In the event that the Investment Manager notifies the officer(s) of the Fund that a conflict of interest cannot be resolved under the Investment Manager's Proxy Voting Procedures, such officer(s) are responsible for notifying the Chairman of the Board of the Fund of the irreconcilable conflict of interest and assisting the Chairman with any actions he determines are necessary.

IV.  REVOCATION

The delegation by the Board of the authority to vote proxies relating to securities of the Fund is entirely voluntary and may be revoked by the Board, in whole or in part, at any time.

V.   ANNUAL FILING

The Fund shall file an annual report of each proxy voted with respect to securities of the Fund during the twelve-month period ended June 30 on Form N-PX not later than August 31 of each year.

VI. DISCLOSURES

     A.   The Fund shall include in its annual report filed on Form N-CSR:

          1. a description of this policy and of the policies and procedures used by the Fund and the Investment Managers to determine how to vote proxies relating to portfolio securities or copies of such policies and procedures; and

          2. a statement disclosing that a description of the policies and procedures used by or on behalf of the Fund to determine how to vote proxies relating to securities of the Fund is available without charge, upon request, by calling the Fund's toll-free telephone number; through a specified Internet address, if applicable; and on the SEC's website; and

          3. a statement disclosing that information regarding how the Fund voted proxies relating to Fund securities during the most recent 12-month period ended

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          June 30 is available without charge, upon request, by calling the
          Fund's toll-free telephone number; or through a specified Internet address; or both; and on the SEC's website.

VII. REVIEW OF POLICY

The Board shall review from time to time this policy to determine its sufficiency and shall make and approve any changes that it deems necessary from time to time.

Adopted: September 12, 2003

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                               MARTIN CURRIE, INC.
                      STATEMENT OF POLICIES AND PROCEDURES
                                  PROXY VOTING

Martin Currie, Inc. ("Martin Currie") has adopted a Statement of Policies and Procedures for Voting Proxies (the "Policies and Procedures") designed to ensure that it votes proxies in the best interests of its Clients in accordance with its fiduciary duties, Rule 206(4)-6 under the Investment Advisers Act of 1940 and other applicable law. The Policies and Procedures do not apply to any Client who has retained authority and discretion to vote its own proxies or delegated such authority and discretion to a third party.

PROXY VOTING POLICIES

Martin Currie recognizes the importance of good corporate governance in ensuring that management and boards of directors fulfil their obligations to shareholders. As part of its investment process, it takes into account the attitudes of management and boards of directors on corporate governance issues when deciding whether to invest in a company. As set out in the Policies and Procedures, it is Martin Currie's general policy to support management of the companies in which it invests and it will generally cast votes in accordance with management's proposals. However, it reserves the right to depart from this policy in order to avoid voting decisions that it believes may be contrary to its Clients' best interests.

The Policies and Procedures also contain proxy voting policies relating to specific issues, such as: the election of directors; the appointment of auditors; changes to a company's charter, articles of incorporation or bylaws; corporate restructurings, mergers and acquisitions; transparency and accountability in corporate governance; proposals regarding social, political and environmental issues; and executive compensation. Martin Currie applies these proxy-voting policies flexibly and reserves the right to vote contrary to the policies when it believes they may be contrary to its Clients' best interests.

Martin Currie is a global investment manager, and it invests significantly in emerging markets. It should be noted that protection for shareholders may vary significantly from jurisdiction to jurisdiction, and in some cases may be substantially less than in the U.S. or developed countries.

PROXY VOTING PROCEDURES

Martin Currie's Market Data Team is responsible for the coordination of proxy voting and liaises with Product Managers and/or the Proxy Voting Committee. The Product Managers are responsible for evaluating proxies and determining voting decisions in accordance with the general principles of the Policies and Procedures.

The Proxy Voting Committee, which comprises senior investment personnel and representatives of the Legal & Compliance Department, regularly reviews the proxy policies and considers specific proxy voting matters in certain situations.

CONFLICTS OF INTEREST

Martin Currie recognizes that there is a potential conflict of interest when it votes a proxy solicited by an issuer with whom it has a material business or personal relationship that may

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affect how it votes on the issuer's proxy. Martin Currie believes that oversight by the Committee ensures that proxies are voted with only its Clients' best interests in mind. In order to avoid any perceived conflict of interests, procedures have been established for use when proxy votes are issued by existing Clients or where Martin Currie holds a significant voting percentage of the company.

PROXIES OF CERTAIN NON-U.S. ISSUERS

Proxy voting in certain countries requires "share blocking." That is, shareholders wishing to vote their proxies must deposit their shares shortly before the date of the meeting (usually one week) with a designated depositary. During this blocking period, shares that will be voted at the meeting cannot be sold until the meeting has taken place and the shares are returned to the Clients' custodian banks. Martin Currie may determine that the value of exercising the vote does not outweigh the detriment of not being able to transact in the shares during this period. In such cases, Martin Currie may abstain from voting the affected shares.

AVAILABILITY OF POLICIES AND PROCEDURES AND PROXY VOTING RECORD

Clients may obtain a copy of the Policies and Procedures and information on how Martin Currie voted with respect to their proxies by contacting the Client Services Team at Martin Currie, Inc., Saltire Court, 20 Castle Terrace, Edinburgh, Scotland, EH1 2ES, tel. 011-44-131-229-5252, fax 011-44-131-222-2527
or email Clientservices@martincurrie.com.